Exhibit 10.1

EFFECTIVE 15th November 2005

(1) BO OLOFSSON

- and -

(2) GETTY IMAGES (UK) LIMITED

SERVICE AGREEMENT

THIS AGREEMENT is effective the 15th November 2005

BETWEEN:

(1) BO OLOFSSON (“the Executive”); and

(2) GETTY IMAGES (UK) LIMITED whose registered office is at 101 Bayham Street, London, NW1 0AG (“the Company”).

Background

(A)	The Executive has been employed by the Company since 26 May 2003.

(B)	This Agreement sets out the terms and conditions upon which the Executive will continue to be employed by the Company and supercedes all previous representations and agreements.

(C)	The Executive accepts the increase in salary set out at Clause 4.1, the increase in contribution to the pension scheme to 10% in Clause 7.1, and the change of control and enhanced severance benefits set out in Clauses 12.2 and 17.1 (such amounts being adequate and sufficient consideration) in consideration for the terms of this Agreement in particular the post-termination restrictions at Clause 21.

WHEREBY it is agreed as follows:-

1.	Definitions & Interpretation

1.1	In this Agreement the following expressions shall unless the context otherwise requires bear the following meanings:-

“the Act”	the Employment Rights Act (1996)

“Associated Company”	any company which for the time being is:
(a) a holding company (as defined in Section 736 of the Companies Act 1985) of the Company; and/or
(b) a subsidiary (as defined in Section 736 of the Companies Act 1985) of any such holding company (other than the company) of the Company; and/or
(c) any other company on behalf of which the Executive carries out duties at the request of the Company

“Intellectual Property”	rights in or to patents industrial designs copyright trade secrets know-how and trademarks and any other intangible property created through the application of intellect to technical or commercial matters and capable of proprietary distinction and definition

“The Stock Exchange”	The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited

“Termination for Cause”	Any termination of the Executive’s employment pursuant to Clause 19 of this Agreement.

1.2	Any reference in this Agreement to any statute or statutory provision shall be construed as including a reference to that statute or statutory provision as from time to time amended modified extended or re-enacted whether before or after the date of this Agreement and to all statutory instruments orders and regulations for the time being made pursuant to it or deriving validity from it.

1.3	Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and words denoting any one gender shall include all genders and words denoting persons shall include bodies corporate unincorporated associations partnerships and individuals.

1.4	Unless otherwise stated references to clauses, sub-clauses, paragraphs and sub-paragraphs relate to this Agreement.

1.5	Clause headings do not affect the interpretation of this Agreement.

2.	Appointment

2.1

The Company shall employ the Executive and the Executive shall serve the Company as Senior Vice President, Sales; with worldwide responsibilities, commencing on 23rd September 2005 and shall continue thereafter until this Agreement is terminated in accordance with clauses laid out in this agreement.

2.2	The Executive’s continuous employment with the Company began on 26th May 2003.

3.	Duties of Employment

3.1	The Executive shall unless prevented by ill health or other incapacity devote the whole of his time and attention to the performance of his duties hereunder and shall faithfully and diligently exercise such powers and perform such duties in relation to the Company or any Associated Company as may from time to time be vested in or assigned to him by his supervisor at such place or places within the United Kingdom as his supervisor shall determine and shall obey and comply with all proper orders and directions from time to time given or made by his supervisor. The Executive’s normal place of work shall be London or such other place, as the Company shall reasonably require. The Executive may be required to travel on business from time to time subject to Clause 6.1.

3.2	If the Company requires the Executive to work at a place which would reasonably oblige the Executive to move permanently from his then normal place of residence, the Company shall reimburse the Executive (on production of the necessary receipts or vouchers) for all removal and relocation expenses directly and reasonably incurred as a result of the Company’s requirements in accordance with the Company’s then current policy for relocation of executives.

3.3	A requirement of the Company that the Executive should move more than 150 miles would, if not acceptable to the Executive, be deemed a termination by the Company of this contract.

3.4	The Executive’s hours of work are the normal hours of the Company being 9.15am to 5.15pm Monday to Friday each week together with such additional hours as may be necessary properly to fulfil his duties.

4.	Salary

4.1

Effective 1st December 2005, the Company shall pay to the Executive a salary at the rate of £190,000 (one hundred and ninety thousand pounds) per annum, such salary to be reviewed on 1st April 2007 and annually thereafter, and to accrue from day to day and to be payable by monthly installments in arrears on or before the last working day of each calendar month.

4.2	The Company shall if it deems it necessary to do so be entitled to suspend the Executive but shall during such suspension continue to pay the Executive in accordance with the provisions of this Clause.

5.	Bonus Scheme and Stock

5.1	The Executive shall be entitled to participate in the Company bonus scheme which may be amended or varied from time to time at the Company’s discretion. The on target level is 40% of basic salary which is payable subject to conditions as set out in the relevant bonus documentation.

5.2	The Executive shall be entitled to participate in the Company stock scheme which may be cancelled, amended or varied from time to time at the Company’s discretion.

6.	Expenses

6.1	The Company shall reimburse to the Executive, subject to the Executive producing proper receipts or vouchers, all traveling hotel entertainment and out of pocket expenses which may reasonably and properly be incurred in the performance of the Executive’s duties pursuant to this Agreement.

6.2	In lieu of a car the Company shall pay the Executive a £7,500 per annum cash car allowance.

7.	Pension and Additional Benefits

7.1	The Company shall make a contribution equivalent to 10% of the Executive’s annual gross salary to the company pension scheme effective from the Executive’s commencement date. If the Executive chooses to join the company pension scheme, the Executive will contribute 2% of the Executive’s annual gross salary and be able to make additional voluntary contributions.

7.2	The Executive and if applicable his spouse and children shall be entitled to private medical cover under the Company Executive Healthcare Scheme.

8.	Holidays

8.1	The Executive may take reasonable leave at the Executive’s discretion provided that dates are pre-agreed with the Executive’s supervisor. No vacation may be accrued.

9.	Sickness

9.1	If the Executive is absent through sickness or injury, he must comply with the company’s requirements for reporting absence, as explained in Annex 2 IF YOU ARE SICK contained in the staff handbook.

9.2	During absence for illness (which includes injury or other disability) the Executive will be entitled to receive a sick pay allowance in accordance with, and subject to, the provisions set out in Annex 2 IF YOU ARE SICK of the staff handbook.

10.	Paternity Leave

10.1	Paternity Leave is provided by the Company, see Company Handbook for details.

11.	Disciplinary and Grievance Procedures

11.1	The Executive is subject to the Company’s disciplinary rules and disciplinary procedures. These rules and procedures are non-contractual and may be varied by the Company from time to time.

11.2	If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the directors of the Company for resolution.

12.	Reconstruction or Amalgamation

12.1	If before the expiration of this Agreement the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation for a period not less than the unexpired term of this Agreement and on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of such liquidation.

12.2

Within thirty (30) calendar days following a Change of Control (as the term “Change of Control” is defined in the 2005 Incentive Plan, as amended from time to time (“Incentive Plan”), the Executive shall have the right to resign Executive’s employment with the Company. In such an event, the Company shall pay to the Executive executive’s salary and accrued bonus through and including the date of resignation as well as any un-reimbursed expenses. Executive also will be entitled to receive within thirty (30) days of the resignation date a lump-sum payment in an amount equal to two times executive’s salary at the rate in effect immediately prior to the Change of Control, plus one times the Executive’s bonus based on the target amount for which the Executive is eligible as described in Section 5.1 above. As per the terms of the Incentive Plan, in the event of a Change in Control, (i) all Stock Options or Stock Appreciation Rights (each capitalized term in this sentence as defined by the Incentive Plan or this Agreement) then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Stock Awards then outstanding shall lapse as of the date of the Change in Control, and (iii) all Performance Share Awards shall be deemed to have been fully earned as of the date of the Change in Control. In each instance, no award shall be exercisable after the expiration of ten (10) years after the date the award was granted (or any earlier expiration period as stated in the applicable award agreement). If the Executive resigns and receives the benefits outlined by this Clause 12.2, then Executive shall have no claim against the Company in respect to the Executive’s employment relationship with or resignation from the Company.

13.	Restrictions on Activities during Employment

13.1	The Employee shall not during the continuance of his employment without the written consent of the Company be engaged or interested either directly or indirectly in any capacity in any other trade, business or occupation whatsoever, provided that this provision shall not prohibit the Employee being interested as a bona fide investor in any securities of any company listed or dealt in on The Stock Exchange, the Unlisted Securities Market of The Stock Exchange or any other recognised securities market provided that such interest (together with that of his family being his spouse and children under the age of 18) shall not exceed 5% of those securities.

14.	Confidentiality

14.1	The Employee shall not during the continuance of his employment with the Company or at any time thereafter use other than for the benefit of the Company or as required by law disclose or make accessible to any other person firm or company any of the Confidential Information.

14.2	The Employee shall during the continuance of his employment and at all times thereafter, use his best endeavours to prevent the unauthorised publication or disclosure of Confidential Information.

14.3	This Clause 14 shall not apply to:

14.3.1	preclude the Employee from making a protected disclosure for the purposes of and in accordance with the Public Interest Disclosure Act 1998;

14.3.2	information or knowledge which falls into the public domain other than in consequence of the Employee’s default; and

14.3.3	information which the Employee has acquired other than during his employment whether before or after the date identified in Clause 2.2.

14.4	For the purposes of this Clause 14, “Confidential Information” shall mean all or any information of a confidential nature relating to the Company or in respect of which the Company owes an obligation of confidentiality to any third party including, without limitation:

14.4.1	any of the Intellectual Property, confidential information, trade secrets, formulae, secret or confidential operations, methods of doing business, processes or dealings of the Company, any Associated Company or any of either of their customers, suppliers or clients;

14.4.2	any information concerning the organisation, business or finances of the Company, any Associated Company or any of either of their suppliers, customers or clients;

14.4.3	business plans, dealings, transactions, maturing new business opportunities, research and development projects, sales statistics, marketing surveys and plans of the Company or any Associated Company;

14.4.4	the names, addresses and contact details of customers or clients, potential customers or clients, suppliers and potential suppliers and workers and officers and potential workers and officers of the Company or any Associated Company.

15.	Intellectual Property

15.1	If the Employee shall while employed by the Company discover or create any Intellectual Property whether alone or jointly with others which is connected with or which in any way affects or relates to the business of the Company or any Associated Company or is capable of being used or adapted for use therein or in connection therewith they shall forthwith disclose it to the Company and subject to the rights of the Employee under the Copyright, Designs and Patents Act 1988 such Intellectual Property shall belong to and be the absolute property of the Company as the Company may nominate.

15.2	The Employee if and whenever required so to do (whether during or after the termination of this Agreement) shall at the expense of the Company (or its nominee) apply or join in applying or assist the Company to apply for letters patent design registration or other similar protection in the United Kingdom or any other part of the world for any such Intellectual Property and execute instruments and do all things necessary for vesting the said letters patent or other similar protection when obtained and all right title and interest to and in the same in the Company (or its nominee) absolutely and as sole beneficial owner or in such other person as the Company shall require.

15.3	The Employee hereby agrees that neither during the currency of this Agreement nor subsequently will he do any act or thing which may prejudice the application for the grant or the validity of any patent design right or other monopoly right in any Intellectual Property which is the property of the Company or any Associated Company.

16.	Representations

16.1	The Employee shall not at any time after termination of this Agreement represent himself as being employed by or connected in any way with the Company other than as an ex-employee.

16.2	At any time during his employment with the Company and after its termination the Employee will not make any disparaging or misleading statements or comments about the Company or any Associated Company or any of their officers and workers, customers and suppliers.

17.	Notice Period

17.1	This Agreement may be terminated by either party giving to the other not less than three (3) calendar months’ notice provided that where such termination is not a Termination for Cause the Company shall pay the Executive a severance payment equivalent to a further nine (9) months’ salary, at the rate in effect immediately prior to the Termination Date, subject to the usual PAYE deductions.

18.	Garden Leave

18.1	If the Employee’s employment with the Company is terminated by notice given by either party to the other or if the Employee wishes to resign with immediate effect but the Company refuses to accept such resignation and requires the due period of notice to be given by the Employee, then for all or part of such notice period:

18.1.1	the Company shall be under no obligation to vest in or assign to the Employee any powers or duties or to provide work for the Employee but the Company may at its discretion provide suitable work for the Employee to be undertaken either in the office or at the Employee’s home and the Company may require the Employee to carry out special duties or projects;

18.1.2	the Company may at any time or from time to time deny the Employee access to any premises of the Company;

18.1.3	the Employee may be required not to contact any of the Company’s customers, suppliers or workers; and

18.1.4	the Employee shall continue to receive his usual salary and benefits until the expiry of such notice period.

19.	Termination

19.1	The Company may terminate summarily the employment of the Executive under this Agreement without payment in lieu of notice:-

19.1.1	If the Executive shall have committed any serious breach or repeated or continued (after warning) material breach of any of the terms of this Agreement;

19.1.2	If the Executive shall (whether or not in the course of his employment) have been guilty of gross misconduct or conduct likely to bring the business or reputation of the Company or any Associated Company into disrepute or of conduct calculated or likely to prejudice the interests of the Company or any Associated Company;

19.1.3	If the Executive shall have committed any act of bankruptcy or made any composition or entered into any Agreement with his creditors generally; or

19.1.4	If the Executive shall have been convicted of any criminal offence punishable by a term of imprisonment.

19.2	The Company shall have the right to lawfully terminate this Agreement with immediate effect by giving notice of such termination and by paying to the Executive, in lieu of salary and other benefits pursuant to this Agreement, an amount equal to the basic salary which the Executive would have earned from then until the first date upon which his employment could, apart from this Clause 19.2, have been lawfully terminated together with a further sum equivalent to the value of benefits to which the Executive would have been entitled during such period, to the extent that the Executive does not in fact receive those benefits for the whole or part of such period. Any such payment to the Executive will be subject to tax and other statutory deductions required from time to time.

20.	Return of Company Property

20.1	On the termination of his employment with the Company or at any time upon request by the Company the Employee shall immediately deliver to the Company all property belonging to the Company or any Associated Company, including books, documents, papers (including copies and extracts) plans, prototypes, computer software materials, discs, keys and security passes, mobile phones, laptops and personal computers and related hardware and vehicles then in his possession or which are or were last under his power or control.

21.	Post-Termination Restrictions

21.1	In this Clause 21

21.1.1	“Competitors” means those companies (or such companies’ successors or assigns) listed in the “Competition” section of Getty Images’ most recent Form 10-K or 10-Q filing with the U.S. Securities and Exchange Commission (including any Associated Company);

21.1.2	“Restricted Business” means the business of the Company or any Associated Company of the Company in which the Executive has had direct involvement at any time within the twelve month period prior to the termination of his employment with the Company;

21.1.3	“Restricted Customer” means any firm, company or other person who, at any time during the period of twelve months prior to the Termination Date of the Executive’s employment was a customer of or in the habit of dealing with the Company or any Associated Company and with whom the Employee had dealings at any time within the twelve month period prior to the termination of his employment with the Company;

21.1.4	“Restricted Employee” means any person who, is employed or renders service to the Company or any Associated Company in a managerial capacity or in a sales capacity or a photographer or contributing photographer and with whom the Executive worked or had dealings at any time during the twelve month period prior to the Termination Date; and

21.1.5	“Termination Date” means the date the Executive’s employment with the Company terminates.

21.2	The Executive will not, for a period of six months after his Termination Date,

directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, director, employee, partner, stockholder, consultant or otherwise, those companies (or such companies’ successors or assigns) defined as Competitors above (Clause 21.1.1).

21.3	The Executive will not, for a period of six months after his Termination Date, solicit, entice or endeavour to solicit or entice away from the Company or any Associated Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business.

21.4	The Executive will not, for a period of six months after his Termination Date, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with the Restricted Business.

21.5	The Executive will not, for a period of six months after his Termination Date, in the course of any business concern which is in competition with any Restricted Business, solicit, entice or employ or otherwise endeavour to solicit or entice away from the Company or any Associated Company any Restricted Employee.

21.6	The obligations imposed on the Employee by this Clause 21 extend to his acting not only on his own account but also on behalf of any firm, company or other person and shall apply whether he acts directly or indirectly.

21.7	The Employee agrees that the restrictions contained in this Clause 21 are reasonable and necessary for the protection of the legitimate business interests of the Company and that those restrictions do not work harshly on him.

21.8	If the Employee applies for or is offered any new employment, appointment or engagement, before entering into any such contract, the Employee will bring the terms of this Agreement to the attention of any third party proposing to employ, appoint or engage him.

21.9	Each restriction contained in Clause 21 is intended to be separate and severable. If any such restriction shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording (including but without limitation the defined expressions) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid and effective.

21.10	This Clause 21 shall not proscribe the Employee’s ownership, either directly or indirectly, in any securities of any company listed or dealt in on The Stock Exchange, the Unlisted Securities Market of The Stock Exchange or any other recognised securities market provided that such interest (together with that of his family being his spouse and children under the age of 18) shall not exceed 5% of those securities, or any limited partnership investment over which the Employee has no control.

22.	Consequences of Termination

22.1	UPON the termination of this Agreement howsoever arising:-

22.1.1	such of the provisions of this Agreement as are expressed to have effect after termination shall do so but, except as otherwise provided by this Agreement, without prejudice to any rights or remedies of the parties whether accrued or arising on termination; and

22.1.2	the provisions of Clauses 14 and 15 of this Agreement relating to Confidentiality and Intellectual Property shall bind the Executive’s personal representatives.

23.	Notices

23.1	Any notice to be given hereunder shall be in writing and shall be sufficiently served if sent or delivered in the case of the Company to its registered office for the time being and in the case of the Executive to him in person or to his usual or last known place of residence and may be sent by prepaid post or delivered by hand and proof of dispatch by one of these methods shall be deemed to be proof of receipt in the case of notices sent by first class prepaid post within the United Kingdom forty-eight hours after the time of posting and otherwise in the normal course of delivery. No form of notice by electronic means, cable or telex will be acceptable.

24.	Previous Agreements

24.1	This Agreement supersedes all or any previous agreements between the Company and the Employee in so far as they relate to confidentiality and the other matters contained in this Agreement.

25.	Law and Jurisdiction

25.1	This Agreement is governed by and shall be construed in accordance with the laws of England and Wales and the Courts and Tribunals of England and Wales shall have exclusive jurisdiction in relation to any disputes arising under this Agreement.

Signed by	/S/ JONATHAN D. KLEIN Jonathan D. Klein

Name
who is duly authorised to sign this
Agreement on behalf of the Company

Signed by	/S/ BO OLOFSSON
Name of Employee	Bo Olofsson